 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 for ETF Managers Group Commodity Trust I (the “Trust”) (333-199190) of our report dated September 27, 2016 relating to the statement of financial condition, including the schedule of investments, as of June 30, 2016, and the related statements of operations, changes in shareholders’ capital and cash flows for the year then ended included in the Form 10-K of the Trust and Sit Rising Rate ETF and to the reference of our Firm as “Experts” in the prospectus.

/s/ WithumSmith+Brown, P.C.

New York, NY

January 5, 2017